UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 12, 2008

GOLD CREST MINES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52392	82-0290112
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

10807 E Montgomery Dr. Suite #1 Spokane Valley, WA	99206
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 893-0171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On June 12, 2008, Gold Crest Mines, Inc. (the “Company”) entered into a Subscription Agreement with Cougar Gold LLC, a Delaware limited liability company (“Cougar Gold”), in which Cougar Gold agreed to purchase 8,000,000 shares of common stock at $0.10 per share, for gross proceeds of $800,000.  The purchase of the shares was agreed to occur in two closings.  The first closing took place on June 16, 2008, for $300,000.  The second closing for $500,000 is anticipated to take place on or before August 13, 2008, and is contingent upon completion of a proposed business transaction.

A copy of the press release relating to the letter of intent is attached hereto as exhibit 99.1.

In April 2008, Cougar Gold acquired 1,666,667 shares from the Company for $250,000.

Item 3.02  Unregistered Sales of Equity Securities

As set forth above, the Company sold 3,000,000 shares of common stock to Cougar Gold for $300,000 and has agreed to sell an additional 5,000,000 shares for $500,000.  These shares were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) and/or Section 4(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  At the time of the purchase Cougar Gold was an accredited investor as defined in Regulation D.  It delivered appropriate investment representations with respect to this stock sale and consented to the imposition of restrictive legends upon the stock certificate representing the shares.  Cougar Gold did not enter into the transaction with the Company as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.  Representatives of Cougar Gold were also afforded the opportunity to ask questions of the Company’s management and to receive answers concerning the terms and conditions of the transaction.  No underwriting discounts or commissions were paid in connection with the stock sale.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

99.1

Press Release of Gold Crest Mines, Inc. dated June 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD CREST MINES, INC.

By:

/s/ Matt J. Colbert

Matt J. Colbert

Chief Financial Officer

Date: June 18, 2008

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